CONSULTING AGREEMENT


THIS AGREEMENT, dated May 14, 2001, is by and between: Saul S. Streit, an independent contractor, having its principal place of business at 140 East 83rd street (hereafter referred to as "the Consultant").

And

R-TEC Technologies, Inc. a New Jersey Corporation having its principal place of business at 37 Ironia Rd., Flanders, NJ 07836 (Hereafter referred to as the "Client").

The Company hereby retains Consultant to:

     To perform product marketing services for client's products including but not limited to:

     1)     To create a marketing plan for the client's products:
RIPEFULLY YOURS, R-TECT REACTIVE PAINTS, R-TEC Anti-Bacterial Disposable Filter, RIPEFULLY YOURS MORGUE FILTER. This plan will assist the client in developing a strategy in order to reach the targeted customers that these products can be distributed and sold to.

     2) To identify potential alliances that can facilitate distribution of all products, be it large companies who will manufacture and distribute the product(s) into retail stores, and also potential licensors that will purchase a license for a territory.

     3) Assist the Client in establishing a brand name in environmental Technology.

For these services, the Client agrees to retain the Consultant for $150,000
(USD) for services rendered, this due immediately or can be broken up over two payments. As a marketing consultant I may need to hire additional professionals, or consulting firms in order to carry out the requirements of the Client's needs as stated in this contract.

In the event the client does not have the ability to compensate the client in cash (USD), the consultant will accept an issuance of the client's common stock, 300,000 shares of the client company's common stock, issued for services performed. Due to the fact that the consultant is operating a fee based service, and will most likely have to hire additional professionals, and consultants to meet the needs of the client, the consultant will require registered paper that is liquid as needed for the Consultant to perform above described duties.

Company understands and agrees that there are no guarantees and nor representations have been made, implied or otherwise inferred to the Client other than what has been stated in this Agreement.

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It is understood and agreed that (1) the Consultant is receiving data that may or may not have been subject to audit; (2) the Consultant has no responsibility under this Agreement to conduct an audit and (3) the Company has an affirmative duty to inform any person or business entity relying on said information or conclusions based upon it and that the Consultant did not perform any audits. Accordingly, the Company agrees to indemnify and hold Consultant harmless as it relates to the accuracy of the information provided to Consultant and published thereafter to any person or business entity who may come either to rely for accuracy upon said information or conclusions based upon It. In the event that there has been misstatements, or inaccuracies that are in relation to predecessor events to this agreement, than the Company shall indemnify the Consultant and hold them harmless.

It is also understood that the Consultant is being hired as an independent contractor, and may be required to being on additional professionals and/or companies to assist the Client in meeting their product marketing needs. The Consultant will not be considered an employee of the client, nor will the client have to enter an employment agreement with the consultant for services.

The Consultant is not acting to:
   * raise capital,
   * or in an investor nor financial relations capacity,

the Consultant is being retained only to create and help the client execute on marketing plan for the client's product(s); RIPEFULLY YOURS, R-TECT REACTIVE PAINTS, R-TEC ANTI BACTERIAL DISPOSABLE FILTER, RIPEFULL YOURS Morgue Filter.

In the event of a dispute that cannot be resolved by the parties, the parties agree to binding arbitration by the American Arbitration Association or any other agency acceptable by both parties. Arbitration will be held in a manner and place acceptable to both parties.

It is understood and agreed that the Company may undergo substantial reorganization to create a viable and profitable business concern or business concerns. Therefore, all parties contemplate that this Agreement will continue to apply to successors, affiliates, heirs and assigns of the Client.














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This Agreement shall not be binding or become effective until and unless accepted by and signed by the Company and Consultant.

ACCEPTED AND AGREED TO:

R-Tec, Corp:

/s/
The Client

Saul Streit, Independent Contractor:


/s/ Saul Streit
The Consultant

Witness:

/s/
The Witness















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